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MEDIA CONTACT:
Clive Marsh
Controller
(770) 798-1300 ext. 226
cmarsh@dtsx.com



                 DTS AND TANDEM AGREE TO RESTRUCTURE DEBENTURES
            Sale of SouthTech, Inc. Subsidiary a Factor in Agreement


ATLANTA, Ga. - February 22, 1999 -- Digital Transmission Systems, Inc., DTS,
(DTSX) (OTC: BB), a leading telecommunications equipment manufacturer, today announced that it closed the restructuring of $4 million of Convertible Subordinated Debentures issued by DTS to Tandem Capital Corporation, a business unit of Sirrom Capital Corporation, under Rule 144A of the Securities Act of 1933. DTS added that the recent sale of its subsidiary, SouthTech, Inc., was a significant factor in restructuring the debentures issued on September 25, 1997. The restructuring has enabled DTS to regain compliance with all covenants set forth in the Debentures.

The restructuring of the Debentures transferred $1 million of the original notes to SouthTech, Inc, DTS' international business subsidiary, which was simultaneously sold to Chapala Communications, Inc, a Georgia company, in connection with the restructuring. An additional $1 million principal amount of Debentures was converted into DTS Series A Preferred Stock which is convertible into DTS common stock at a dollar per share. The remaining $2 million principal amount of Debentures, previously due on September 24, 2002 , has been amended to realize payments over five years and with deferred interest until February 5, 2000 and is also convertible into DTS common stock at a dollar per share. As consideration for the restructuring, Tandem received a warrant to purchase DTS common stock at a strike price of $1 per share. The warrant has a three year term and represents 10% of the outstanding shares of DTS, on a fully-diluted basis, on the closing date. The Debentures will not be registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States without registration or an exemption from registration requirements.

"We are pleased at the commitment of Tandem Capital and its support through the recent tough times for DTS," commented Andy Salazar, President and CEO of DTS. "This restructuring is a win for both companies since it improves DTS' balance sheet, relieves pressure on cash flow with the deferred interest payment feature and creates a new equity partner for DTS in Tandem."

Sirrom Capital, a public company which recently entered into a definitive agreement to be acquired by the Finova Group, Inc., provides growth capital to private companies and through Tandem, to small cap public companies. Tandem's investments range between $2 million and $10 million and are usually structured as convertible debt, convertible preferred stock, or subordinated debentures with warrants.



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"It is important to support our portfolio companies during times of need," said
Don Barrickman, Vice President of Sirrom Capital, who negotiated the debt restructuring. "Our belief in DTS was confirmed by the recent investment made by Microtel in purchasing approximately 40% of DTS common stock from an existing shareholder. Despite the losses DTS has incurred in fiscal 1998 and in the last two quarters as it sized down its operations to preserve cash, Microtel saw the same value in DTS that Tandem believes is still there, especially now after the sale of SouthTech, Inc. DTS can now focus on what it does best - service rapidly growing wireless carriers with its broad line of network access equipment."

Founded in 1990 and headquartered near Atlanta, Ga., DTS designs, manufactures and markets components to build, access and monitor high-speed telecommunications networks worldwide. The Company's primary customers include domestic and international wireless service providers, telephone service providers and private wireless network users. The Company's products include the FlexT1(R) (domestic) and FlexE1(TM) (international) integrated network access product lines, and the microFlex cross connect systems.

For more information about DTS and its products, call 1-800-FLEX-DTS (1-800-353-9387) or visit the corporate Web site at http://www.dtsx.com.

For more information on Tandem Capital, based in Nashville, TN, visit the corporate Web site at http://www.tandemcapital.com.



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